                                                                    EXHIBIT 23.1



The Board of Directors and Stockholders of

NATCO Group Inc.:

We consent to incorporation by reference in the registration statement
(No. 333-     ) on Form S-8 of NATCO Group Inc., of our report dated February
15, 2001, relating to the consolidated balance sheets of NATCO Group Inc. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for the years ended December 31, 2000 and 1999 and for the nine months ended December 31, 1998 which report appears in the December 31, 2000 Annual Report on Form 10-K of NATCO Group Inc.



/s/ KPMG LLP

Houston, Texas

October 5, 2001